CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities Offered	Maximum Aggregate Offering Price	Amount of Registration Fee
Worst of Fixed Coupon RevConsSM due 2022	$5,000,000	$463.50

October 2021

Pricing Supplement No. 2,973

Registration Statement Nos. 333-250103; 333-250103-01

Dated October 28, 2021

Filed pursuant to Rule 424(b)(2)

Morgan Stanley Finance LLC

Structured Investments

Opportunities in U.S. Equities

Worst of Fixed Coupon RevConsSM due May 2, 2022

Payments on the RevCons Based on the Worst Performing of the Class A Common Stock of Chewy, Inc. and the Common Stock of Verizon Communications Inc.

Fully and Unconditionally Guaranteed by Morgan Stanley

Principal at Risk Securities

The Worst of Fixed Coupon RevConsSM due May 2, 2022 Payments on the RevCons Based on the Worst Performing of the Class A Common Stock of Chewy, Inc. and the Common Stock of Verizon Communications Inc., which we refer to as the securities, are unsecured obligations of Morgan Stanley Finance LLC (“MSFL”) and are fully and unconditionally guaranteed by Morgan Stanley. The securities do not guarantee the repayment of any principal. Instead, the securities offer the opportunity for investors to earn a fixed monthly coupon at an annual rate of 4.25%. The payment at maturity due on the securities will be, in addition to the final monthly coupon, either (i) if the final share price of each underlying stock is greater than or equal to its respective downside threshold level, the stated principal amount, or (ii) if the final share price of either underlying stock is less than its respective downside threshold level, investors will be exposed to the decline in the worst performing underlying stock on a 1-to-1 basis and will receive a payment at maturity that reflects the full depreciation in the price of the worst performing underlying stock and that is significantly less than the principal amount of the securities and could be zero. As a result, investors must be willing to accept the risk of receiving a payment at maturity that is significantly less than the stated principal amount of the securities and could be zero. Accordingly, investors could lose their entire initial investment in the securities. The securities are for investors who are willing to risk their principal based on the worst performing of two underlying stocks in exchange for the opportunity to earn interest at a potentially above-market rate. Investors will not participate in the appreciation of either of the underlying stocks. Because the payment at maturity on the securities is based on the worst performing underlying stock, a decline beyond the respective downside threshold level of either underlying stock will result in a significant loss of your investment even if the other underlying stock has appreciated or has not declined as much. Investors will therefore be exposed to the risks related to each underlying stock. The securities are issued as part of MSFL’s Series A Global Medium-Term Notes program.

All payments are subject to our credit risk. If we default on our obligations, you could lose some or all of your investment. These securities are not secured obligations and you will not have any security interest in, or otherwise have any access to, any underlying reference asset or assets.

FINAL TERMS
Issuer:	Morgan Stanley Finance LLC
Guarantor:	Morgan Stanley
Underlying stocks:	Chewy, Inc. class A common stock (the “CHWY Stock”) and Verizon Communications Inc. common stock (the “VZ Stock”)
Aggregate principal amount:	$5,000,000
Stated principal amount:	$1,000 per security
Issue price:	$1,000 per security
Pricing date:	October 28, 2021
Original issue date:	November 2, 2021 (3 business days after the pricing date)
Maturity date:	May 2, 2022
Monthly coupon:	A monthly coupon at an annual rate of 4.25% (corresponding to approximately $3.542 per month per security) is paid on each coupon payment date.
Coupon payment dates:

December 2, 2021, December 30, 2021, February 1, 2022, March 3, 2022, March 31, 2022 and the maturity date; provided that if any such day is not a business day, that coupon payment will be made on the next succeeding business day and no adjustment will be made to any coupon payment made on that succeeding business day.

Payment at maturity:	●If the final share price of each underlying stock is greater than or equal to its respective downside threshold level:	(i) the stated principal amount plus (ii) the monthly coupon for the final monthly interest period
●If the final share price of either underlying stock is less than its respective downside threshold level:

(i) the monthly coupon for the final interest period plus (ii) the product of (a) the stated principal amount and (b) the share performance factor of the worst performing underlying stock.

Under these circumstances, investors will lose a significant portion, and may lose all, of their principal.

Share performance factor:	With respect to each underlying stock, the final share price divided by the initial share price
Adjustment factor:	With respect to each underlying stock, 1.0, subject to adjustment in the event of certain corporate events affecting such underlying stock
Terms continued on the following page
Agent:	Morgan Stanley & Co. LLC (“MS & Co.”), an affiliate of MSFL and a wholly owned subsidiary of Morgan Stanley. See “Supplemental information regarding plan of distribution; conflicts of interest.”
Estimated value on the pricing date:	$989.50 per security. See “Investment Summary” on page 3.
Commissions and issue price:	Price to public(1)	Agent’s commissions and fees(2)	Proceeds to us(3)
Per security	$1,000	$2	$998
Total	$5,000,000	$10,000	$4,990,000

(1)The securities will be sold only to investors purchasing the securities in fee-based advisory accounts.

(2)MS & Co. expects to sell all of the securities that it purchases from us to an unaffiliated dealer at a price of $998 per security, for further sale to certain fee-based advisory accounts at the price to public of $1,000 per security. MS & Co. will not receive a sales commission with respect to the securities. See “Supplemental information regarding plan of distribution; conflicts of interest.” For additional information, see “Plan of Distribution (Conflicts of Interest)” in the accompanying product supplement.

(3)See “Use of proceeds and hedging” on page 23.

The securities involve risks not associated with an investment in ordinary debt securities. See “Risk Factors” beginning on page 7.

The Securities and Exchange Commission and state securities regulators have not approved or disapproved these securities, or determined if this document or the accompanying product supplement and prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The securities are not deposits or savings accounts and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency or instrumentality, nor are they obligations of, or guaranteed by, a bank.

You should read this document together with the related product supplement and prospectus, each of which can be accessed via the hyperlinks below. Please also see “Additional Terms of the Securities” and “Additional Information About the Securities” at the end of this document.

As used in this document, “we,” “us” and “our” refer to Morgan Stanley or MSFL, or Morgan Stanley and MSFL collectively, as the context requires.

Product Supplement for Reverse Convertible Securities dated November 16, 2020 Prospectus dated November 16, 2020

Morgan Stanley Finance LLC

Worst of Fixed Coupon RevConsSM due May 2, 2022

Payments on the RevCons Based on the Worst Performing of the Class A Common Stock of Chewy, Inc. and the Common Stock of Verizon Communications Inc.

Principal at Risk Securities

Terms continued from previous page:
Determination date:	April 27, 2022, subject to postponement for non-trading days and certain market disruption events
Downside threshold level:

With respect to the CHWY Stock, $36.337, which is equal to approximately 54% of its initial share price

With respect to the VZ Stock, $28.420, which is equal to approximately 54% of its initial share price

Initial share price:	With respect to the CHWY Stock, $67.29, which is its closing price on October 27, 2021 With respect to the VZ Stock, $52.63, which is its closing price on October 27, 2021
Final share price:	With respect to each underlying stock, the closing price of such underlying stock on the determination date times the adjustment factor for such underlying stock on such date
Worst performing underlying stock:	The underlying stock with the largest percentage decrease from the respective initial share price to the respective final share price
CUSIP / ISIN:	61773HCG2 / US61773HCG20
Listing:	The securities will not be listed on any securities exchange.

October 2021 Page 2

Morgan Stanley Finance LLC

Worst of Fixed Coupon RevConsSM due May 2, 2022

Payments on the RevCons Based on the Worst Performing of the Class A Common Stock of Chewy, Inc. and the Common Stock of Verizon Communications Inc.

Principal at Risk Securities

Investment Summary

Worst of Fixed Coupon RevCons

Principal at Risk Securities

The Worst of Fixed Coupon RevConsSM due May 2, 2022 Payments on the RevCons Based on the Worst Performing of the Class A Common Stock of Chewy, Inc. and the Common Stock of Verizon Communications Inc., which we refer to as the securities, provide an opportunity for investors to earn a fixed monthly coupon at an annual rate of 4.25%. The payment at maturity due on the securities will be, in addition to the final monthly coupon, either (i) if the final share price of each underlying stock is greater than or equal to its respective downside threshold level, the stated principal amount, or (ii) if the final share price of either underlying stock is less than its respective downside threshold level, investors will be exposed to the decline in the worst performing underlying stock on a 1-to-1 basis and will receive a payment at maturity that reflects the full depreciation in the price of the worst performing underlying stock and that is significantly less than the stated principal amount of the securities and could be zero. Accordingly, investors could lose their entire initial investment in the securities. In addition, investors will not participate in the appreciation of either of the underlying stocks.

The original issue price of each security is $1,000. This price includes costs associated with issuing, selling, structuring and hedging the securities, which are borne by you, and, consequently, the estimated value of the securities on the pricing date is less than $1,000. We estimate that the value of each security on the pricing date is $989.50.

What goes into the estimated value on the pricing date?

In valuing the securities on the pricing date, we take into account that the securities comprise both a debt component and a performance-based component linked to the underlying stocks. The estimated value of the securities is determined using our own pricing and valuation models, market inputs and assumptions relating to the underlying stocks, instruments based on the underlying stocks, volatility and other factors including current and expected interest rates, as well as an interest rate related to our secondary market credit spread, which is the implied interest rate at which our conventional fixed rate debt trades in the secondary market.

What determines the economic terms of the securities?

In determining the economic terms of the securities, including the monthly coupon rate and the downside threshold levels, we use an internal funding rate, which is likely to be lower than our secondary market credit spreads and therefore advantageous to us. If the issuing, selling, structuring and hedging costs borne by you were lower or if the internal funding rate were higher, one or more of the economic terms of the securities would be more favorable to you.

What is the relationship between the estimated value on the pricing date and the secondary market price of the securities?

The price at which MS & Co. purchases the securities in the secondary market, absent changes in market conditions, including those related to the underlying stocks, may vary from, and be lower than, the estimated value on the pricing date, because the secondary market price takes into account our secondary market credit spread as well as the bid-offer spread that MS & Co. would charge in a secondary market transaction of this type and other factors. However, because the costs associated with issuing, selling, structuring and hedging the securities are not fully deducted upon issuance, for a period of up to 3 months following the issue date, to the extent that MS & Co. may buy or sell the securities in the secondary market, absent changes in market conditions, including those related to the underlying stocks, and to our secondary market credit spreads, it would do so based on values higher than the estimated value. We expect that those higher values will also be reflected in your brokerage account statements.

MS & Co. may, but is not obligated to, make a market in the securities, and, if it once chooses to make a market, may cease doing so at any time.

October 2021 Page 3

Morgan Stanley Finance LLC

Worst of Fixed Coupon RevConsSM due May 2, 2022

Payments on the RevCons Based on the Worst Performing of the Class A Common Stock of Chewy, Inc. and the Common Stock of Verizon Communications Inc.

Principal at Risk Securities

Key Investment Rationale

The securities offer investors an opportunity to earn a fixed monthly coupon at an annual rate of 4.25%. The payment at maturity will vary depending on the final share price of each underlying stock, as follows:

Scenario 1

The final share price of each underlying stock is greater than or equal to its respective downside threshold level.

￭The payment due at maturity will be (i) the stated principal amount plus (ii) the monthly coupon for the final monthly interest period.

￭Investors will not participate in any appreciation of either underlying stock.

Scenario 2

The final share price of either underlying stock is less than its respective downside threshold level.

￭The payment due at maturity will be (i) the monthly coupon for the final interest period plus (ii) the product of (a) the stated principal amount and (b) the share performance factor of the worst performing underlying stock.

￭Investors will lose a significant portion, and may lose all, of their principal in this scenario.

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Morgan Stanley Finance LLC

Worst of Fixed Coupon RevConsSM due May 2, 2022

Payments on the RevCons Based on the Worst Performing of the Class A Common Stock of Chewy, Inc. and the Common Stock of Verizon Communications Inc.

Principal at Risk Securities

Hypothetical Examples

The following hypothetical examples illustrate how to determine the payment at maturity. The following examples are for illustrative purposes only. The payment at maturity will be determined by reference to the final share price of each underlying stock on the determination date. The actual initial share price and downside threshold level for each underlying stock are set forth on the cover of this document. All payments on the securities are subject to our credit risk. The below examples are based on the following terms:

Monthly Coupon:	4.25% per annum (corresponding to approximately $3.542 per month per security)[1]
Payment at Maturity:

●If the final share price of each underlying stock is greater than or equal to its respective downside threshold level: (i) the stated principal amount plus (ii) the monthly coupon for the final monthly interest period.

●If the final share price of either underlying stock is less than its respective downside threshold level: (i) the monthly coupon for the final interest period plus (ii) the product of (a) the stated principal amount and (b) the share performance factor of the worst performing underlying stock. Under these circumstances, the payment at maturity will be significantly less than the stated principal amount of the securities and could be zero

Stated Principal Amount:	$1,000 per security
Hypothetical Initial Share Price:	With respect to the CHWY Stock: $70.00 With respect to the VZ Stock: $55.00
Hypothetical Downside Threshold Level:	With respect to the CHWY Stock: $37.80, which is 54% of its hypothetical initial share price With respect to the VZ Stock: $29.70, which is 54% of its hypothetical initial share price
Hypothetical Adjustment Factor:	With respect to each underlying stock, 1.0

1 The actual monthly coupon will be an amount determined by the calculation agent based on the number of days in the applicable payment period, calculated on a 30/360 day-count basis. The monthly coupon of $3.542 is used in these examples for ease of analysis.

How to determine the payment at maturity:

	Final Share Price		Payment at Maturity (in addition to the monthly coupon of $3.542 with respect to the final monthly interest period)
	CHWY Stock	VZ Stock
Example 1:	$80.00 (at or above its downside threshold level)	$75.00 (at or above its downside threshold level)	$1,000 (the stated principal amount)
Example 2:	$28.00 (below its downside threshold level)	$60.00 (at or above its downside threshold level)	$1,000 × share performance factor of the worst performing underlying stock= $1,000 × ($28.00 / $70.00) = $400.00
Example 3:	$54.50 (at or above its downside threshold level)	$11.00 (below its downside threshold level)	$1,000 × share performance factor of the worst performing underlying stock= $1,000 × ($11.00 / $55.00) = $200.00
Example 4:	$21.00 (below its downside threshold level)	$11.00 (below its downside threshold level)	$1,000 × share performance factor of the worst performing underlying stock =

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Morgan Stanley Finance LLC

Worst of Fixed Coupon RevConsSM due May 2, 2022

Payments on the RevCons Based on the Worst Performing of the Class A Common Stock of Chewy, Inc. and the Common Stock of Verizon Communications Inc.

Principal at Risk Securities

$1,000 × ($11.00 / $55.00) = $200.00

In example 1, the final share prices of the CHWY Stock and the VZ Stock are both at or above their respective downside threshold levels. Therefore, investors receive the stated principal amount of the securities at maturity. Investors do not participate in the appreciation of either underlying stock.

In example 2, the final share price of the VZ Stock is above its downside threshold level, but the final share price of the CHWY Stock is below its downside threshold level. Therefore, even though the VZ Stock has appreciated in value, investors are exposed to the downside performance of the CHWY Stock, which is the worst performing underlying stock in this example, and receive a payment at maturity that is significantly less than the stated principal amount.

In example 3, the VZ Stock has declined 80% from its initial share price to its final share price. Therefore, investors are exposed to the downside performance of the VZ Stock, which is the worst performing underlying stock in this example, and receive a payment at maturity that is significantly less than the stated principal amount.

In example 4, the final share prices of the CHWY Stock and the VZ Stock are both below their respective downside threshold levels. In this example, the CHWY Stock has declined 70% from its initial share price to its final share price while the VZ Stock has declined 80% from its initial share price. Therefore, investors are exposed to the downside performance of the VZ Stock, which is the worst performing underlying stock in this example, and receive a payment at maturity that is significantly less than the stated principal amount.

If the final share price of either underlying stock is below its respective downside threshold level, you will be exposed to the downside performance of the worst performing underlying stock at maturity. Under these circumstances, the payment at maturity will be significantly less than the principal amount of the securities and that could be zero.

October 2021 Page 6

Morgan Stanley Finance LLC

Worst of Fixed Coupon RevConsSM due May 2, 2022

Payments on the RevCons Based on the Worst Performing of the Class A Common Stock of Chewy, Inc. and the Common Stock of Verizon Communications Inc.

Principal at Risk Securities

Risk Factors

This section describes the material risks relating to the securities. For further discussion of these and other risks, you should read the section entitled “Risk Factors” in the accompanying product supplement and prospectus. You should also consult your investment, legal, tax, accounting and other advisers in connection with your investment in the securities.

Risks Relating to an Investment in the Securities

￭The securities do not guarantee the return of any principal. The terms of the securities differ from those of ordinary debt securities in that the securities do not guarantee the return of any of the principal amount at maturity. Instead, if the final share price of either underlying stock is less than its respective downside threshold level, you will be exposed to the decline in the closing price of the worst performing underlying stock, as compared to the initial share price, on a 1-to-1 basis and you will receive a payment at maturity that is less than 54% of the stated principal amount and could be zero.

￭Investors will not participate in any appreciation in the price of either underlying stock. Investors will not participate in any appreciation in the price of either underlying stock from its respective initial share price, and the return on the securities will be limited to the monthly coupon that is paid for each monthly interest period.

￭The market price will be influenced by many unpredictable factors. Several factors will influence the value of the securities in the secondary market and the price at which MS & Co. may be willing to purchase or sell the securities in the secondary market. Although we expect that generally the closing prices of the underlying stocks on any day, including in relation to the respective downside threshold levels, will affect the value of the securities more than any other single factor, other factors that may influence the value of the securities include:

othe trading price and volatility (frequency and magnitude of changes in value) of the underlying stocks,

odividend rates on the underlying stocks,

ointerest and yield rates in the market,

otime remaining until the securities mature,

ogeopolitical conditions and economic, financial, political, regulatory or judicial events that affect the underlying stocks and which may affect the final share prices of the underlying stocks,

othe occurrence of certain events affecting the underlying stock that may or may not require an adjustment to the adjustment factor, and oany actual or anticipated changes in our credit ratings or credit spreads.

The prices of the underlying stocks may be, and have recently been, volatile, and we can give you no assurance that the volatility will lessen. See “Chewy, Inc. Overview” and “Verizon Communications Inc. Overview” below. The CHWY Stock began trading on June 14, 2019 and therefore has limited historical performance. You may receive less, and possibly significantly less, than the stated principal amount per security if you try to sell your securities prior to maturity.

￭The securities are subject to our credit risk, and any actual or anticipated changes to our credit ratings or credit spreads may adversely affect the market value of the securities. You are dependent on our ability to pay all amounts due on the securities on each coupon payment date or at maturity, and therefore you are subject to our credit risk. If we default on our obligations under the securities, your investment would be at risk and you could lose some or all of your investment. As a result, the market value of the securities prior to maturity will be affected by changes in the market’s view of our creditworthiness. Any actual or anticipated decline in our credit ratings or increase in the credit spreads charged by the market for taking our credit risk is likely to adversely affect the market value of the securities.

￭As a finance subsidiary, MSFL has no independent operations and will have no independent assets. As a finance subsidiary, MSFL has no independent operations beyond the issuance and administration of its securities and will have no independent assets available for distributions to holders of MSFL securities if they make claims in respect of such securities in a bankruptcy, resolution or similar proceeding. Accordingly, any recoveries by such holders will be limited to those available under the related guarantee by Morgan Stanley and that guarantee will rank pari passu with all other unsecured,

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Morgan Stanley Finance LLC

Worst of Fixed Coupon RevConsSM due May 2, 2022

Payments on the RevCons Based on the Worst Performing of the Class A Common Stock of Chewy, Inc. and the Common Stock of Verizon Communications Inc.

Principal at Risk Securities

unsubordinated obligations of Morgan Stanley. Holders will have recourse only to a single claim against Morgan Stanley and its assets under the guarantee. Holders of securities issued by MSFL should accordingly assume that in any such proceedings they would not have any priority over and should be treated pari passu with the claims of other unsecured, unsubordinated creditors of Morgan Stanley, including holders of Morgan Stanley-issued securities.

￭Investing in the securities is not equivalent to investing in the underlying stocks. Investors in the securities will not participate in any appreciation in the underlying stocks, and will not have voting rights or rights to receive dividends or other distributions or any other rights with respect to the underlying stocks. As a result, any return on the securities will not reflect the return you would realize if you actually owned shares of the underlying stocks and received the dividends paid or distributions made on them.

￭The securities will not be listed on any securities exchange and secondary trading may be limited. The securities will not be listed on any securities exchange. Therefore, there may be little or no secondary market for the securities. MS & Co. may, but is not obligated to, make a market in the securities and, if it once chooses to make a market, may cease doing so at any time. When it does make a market, it will generally do so for transactions of routine secondary market size at prices based on its estimate of the current value of the securities, taking into account its bid/offer spread, our credit spreads, market volatility, the notional size of the proposed sale, the cost of unwinding any related hedging positions, the time remaining to maturity and the likelihood that it will be able to resell the securities. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the securities easily. Since other broker-dealers may not participate significantly in the secondary market for the securities, the price at which you may be able to trade your securities is likely to depend on the price, if any, at which MS & Co. is willing to transact. If, at any time, MS & Co. were to cease making a market in the securities, it is likely that there would be no secondary market for the securities. Accordingly, you should be willing to hold your securities to maturity.

￭The rate we are willing to pay for securities of this type, maturity and issuance size is likely to be lower than the rate implied by our secondary market credit spreads and advantageous to us. Both the lower rate and the inclusion of costs associated with issuing, selling, structuring and hedging the securities in the original issue price reduce the economic terms of the securities, cause the estimated value of the securities to be less than the original issue price and will adversely affect secondary market prices. Assuming no change in market conditions or any other relevant factors, the prices, if any, at which dealers, including MS & Co., may be willing to purchase the securities in secondary market transactions will likely be significantly lower than the original issue price, because secondary market prices will exclude the issuing, selling, structuring and hedging-related costs that are included in the original issue price and borne by you and because the secondary market prices will reflect our secondary market credit spreads and the bid-offer spread that any dealer would charge in a secondary market transaction of this type as well as other factors.

The inclusion of the costs of issuing, selling, structuring and hedging the securities in the original issue price and the lower rate we are willing to pay as issuer make the economic terms of the securities less favorable to you than they otherwise would be.

However, because the costs associated with issuing, selling, structuring and hedging the securities are not fully deducted upon issuance, for a period of up to 3 months following the issue date, to the extent that MS & Co. may buy or sell the securities in the secondary market, absent changes in market conditions, including those related to the underlying stocks, and to our secondary market credit spreads, it would do so based on values higher than the estimated value, and we expect that those higher values will also be reflected in your brokerage account statements.

￭The estimated value of the securities is determined by reference to our pricing and valuation models, which may differ from those of other dealers and is not a maximum or minimum secondary market price. These pricing and valuation models are proprietary and rely in part on subjective views of certain market inputs and certain assumptions about future events, which may prove to be incorrect. As a result, because there is no market-standard way to value these types of securities, our models may yield a higher estimated value of the securities than those generated by others, including other dealers in the market, if they attempted to value the securities. In addition, the estimated value on the pricing date does not represent a minimum or maximum price at which dealers, including MS & Co., would be willing to purchase your securities in the secondary market (if any exists) at any time. The value of your securities at any time after the date of this document will vary based on many factors that cannot be predicted with accuracy, including our creditworthiness and changes in market conditions. See also “The market price will be influenced by many unpredictable factors” above.

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Payments on the RevCons Based on the Worst Performing of the Class A Common Stock of Chewy, Inc. and the Common Stock of Verizon Communications Inc.

Principal at Risk Securities

￭Hedging and trading activity by our affiliates could potentially adversely affect the value of the securities. One or more of our affiliates and/or third-party dealers will carry out hedging activities related to the securities (and to other instruments linked to the underlying stocks), including trading in the underlying stocks. As a result, these entities may be unwinding or adjusting hedge positions during the term of the securities, and the hedging strategy may involve greater and more frequent dynamic adjustments to the hedge as the determination date approaches. Some of our affiliates also trade the underlying stocks and other financial instruments related to the underlying stocks on a regular basis as part of their general broker-dealer and other businesses. Any of these hedging or trading activities on or prior to October 27, 2021 could increase the initial share price of either underlying stock, and, as a result, could potentially increase the downside threshold level for such underlying stock, which is the price at or above which the underlying stock must close in order for you to avoid being exposed to the negative price performance of the worst performing underlying stock at maturity (depending also on the performance of the other underlying stock). Additionally, such hedging or trading activities during the term of the securities could potentially affect the price of either underlying stock on the determination date, and, accordingly, the payout to you at maturity, if any.

￭The calculation agent, which is a subsidiary of Morgan Stanley and an affiliate of MSFL, will make determinations with respect to the securities. As calculation agent, MS & Co. will determine the initial share prices, the downside threshold levels and the final share prices, whether a market disruption event has occurred, whether to make any adjustments to the adjustment factors and the payment that you will receive at maturity, if any. Moreover, certain determinations made by MS & Co., in its capacity as calculation agent, may require it to exercise discretion and make subjective judgments, such as with respect to the occurrence or nonoccurrence of market disruption events and certain adjustments to the adjustment factors. These potentially subjective determinations may affect the payout to you at maturity, if any. For further information regarding these types of determinations, see “Description of RevCons—Antidilution Adjustments—For RevCons linked to the common stock of an underlying company,” —Alternate Exchange Calculation in Case of an Event of Default” and “—Calculation Agent and Calculations” in the accompanying product supplement. In addition, MS & Co. has determined the estimated value of the securities on the pricing date.

￭The U.S. federal income tax consequences of an investment in the securities are uncertain. There is no direct legal authority as to the proper treatment of the securities for U.S. federal income tax purposes, and, therefore, significant aspects of the tax treatment of the securities are uncertain.

Please read the discussion under “Additional Information―Tax considerations” in this document concerning the U.S. federal income tax consequences of an investment in the securities. We intend to treat a security for U.S. federal income tax purposes as a unit consisting of (i) a Put Right (as defined below under “Additional Information―Tax considerations”) written by you to us that, if exercised, requires you to pay to us an amount equal to the Deposit (as defined below under “Additional Information―Tax considerations”), in exchange for a cash amount based on the performance of the worst performing underlying stock, and (ii) a Deposit with us of a fixed amount of cash to secure your obligation under the Put Right. Alternative U.S. federal income tax treatments of the securities are possible, and if the Internal Revenue Service (the “IRS”) were successful in asserting such an alternative tax treatment for the securities the timing and the character of income on the securities might differ significantly from the tax treatment described herein. For example, there is a substantial risk that the IRS could seek to treat the securities as short-term debt instruments. The risk that financial instruments providing for buffers, triggers or similar downside protection features, such as the securities, would be recharacterized as debt is greater than the risk of recharacterization for comparable financial instruments that do not have such features. We do not plan to request a ruling from the IRS regarding the tax treatment of the securities, and the IRS or a court may not agree with the tax treatment described herein.

In 2007, the U.S. Treasury Department and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments. While it is not clear whether the securities would be viewed as similar to the prepaid forward contracts described in the notice, it is possible that any Treasury regulations or other guidance issued after consideration of these issues could materially and adversely affect the tax consequences of an investment in the securities, possibly with retroactive effect. The notice focuses on a number of issues, the most relevant of which for holders of the securities are the character and timing of income or loss (including whether the entire coupon on the securities should be required to be included currently as ordinary income) and the degree, if any, to which income realized by non-U.S. investors should be subject to withholding tax.

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Principal at Risk Securities

Non-U.S. Holders should note that we currently do not intend to withhold on any payments made with respect to the securities to Non-U.S. Holders (subject to compliance by such holders with certification necessary to establish an exemption from withholding and to the discussion under “Additional Information―Tax considerations—FATCA”). However, in the event of a change of law or any formal or informal guidance by the IRS, the U.S. Treasury Department or Congress, we may decide to withhold on payments made with respect to the securities to Non-U.S. Holders and will not be required to pay any additional amounts with respect to amounts withheld.

Both U.S. and Non-U.S. Holders should consult their tax advisers regarding the U.S. federal income tax consequences of an investment in the securities, including possible alternative treatments, the issues presented by the IRS notice and any tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

Risks Relating to the Underlying Stocks

￭You are exposed to the price risk of both underlying stocks. Your return on the securities is not linked to a basket consisting of the two underlying stocks. Rather, it will be contingent upon the independent performance of both underlying stocks. Unlike an instrument with a return linked to a basket of underlying assets, in which risk is mitigated and diversified among all the components of the basket, you will be exposed to the risks related to both underlying stocks. Poor performance by either underlying stock over the term of the securities may negatively affect your return and will not be offset or mitigated by any positive performance by the other underlying stock. If either underlying stock has declined to below its respective downside threshold level as of the determination date, you will be fully exposed to the decline in the worst performing underlying stock over the term of the securities on a 1-to-1 basis, even if the other underlying stock has appreciated or has not declined as much. Under this scenario, the value of the payment at maturity will be less than 54% of the stated principal amount and could be zero. Accordingly, your investment is subject to the price risk of both underlying stocks.

￭No affiliation with the underlying stock issuers. The underlying stock issuers are not affiliates of ours, are not involved with this offering in any way, and have no obligation to consider your interests in taking any corporate actions that might affect the value of the securities. We have not made any due diligence inquiry with respect to the underlying stock issuers in connection with this offering.

￭We may engage in business with or involving the underlying stock issuers without regard to your interests. We or our affiliates may presently or from time to time engage in business with the underlying stock issuers without regard to your interests and thus may acquire non-public information about the underlying issuers. Neither we nor any of our affiliates undertakes to disclose any such information to you. In addition, we or our affiliates from time to time have published and in the future may publish research reports with respect to the underlying stock issuers, which may or may not recommend that investors buy or hold the underlying stocks.

￭The antidilution adjustments the calculation agent is required to make do not cover every corporate event that could affect the underlying stocks. MS & Co., as calculation agent, will adjust the adjustment factors for certain corporate events affecting the underlying stocks, such as stock splits, stock dividends and extraordinary dividends, and certain other corporate actions involving the issuers of the underlying stocks, such as mergers. However, the calculation agent will not make an adjustment for every corporate event that can affect the underlying stocks. For example, the calculation agent is not required to make any adjustments if the issuers of the underlying stocks or anyone else makes a partial tender or partial exchange offer for the underlying stocks, nor will adjustments be made following the determination date. In addition, no adjustments will be made for regular cash dividends, which are expected to reduce the price of the underlying stocks by the amount of such dividends. If an event occurs that does not require the calculation agent to adjust an adjustment factor, such as a regular cash dividend, the market price of the securities and your return on the securities may be materially and adversely affected. For example, if the record date for a regular cash dividend were to occur on or shortly before the determination date, this may decrease the final share price of an underlying stock to be less than the downside threshold level (resulting in a loss of a significant portion of all of your investment in the securities), materially and adversely affecting your return.

October 2021 Page 10

Morgan Stanley Finance LLC

Worst of Fixed Coupon RevConsSM due May 2, 2022

Payments on the RevCons Based on the Worst Performing of the Class A Common Stock of Chewy, Inc. and the Common Stock of Verizon Communications Inc.

Principal at Risk Securities

Chewy, Inc. Overview

Chewy, Inc. offers products, including pet food and treats, pet supplies and pet medications, other pet-health products and pet services, through its website and mobile application. The CHWY Stock is registered under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Information provided to or filed with the Securities and Exchange Commission by Chewy, Inc. pursuant to the Exchange Act can be located by reference to the Securities and Exchange Commission file number 001-38936 through the Securities and Exchange Commission’s website at www.sec.gov. In addition, information regarding Chewy, Inc. may be obtained from other sources including, but not limited to, press releases, newspaper articles and other publicly disseminated documents. Neither the issuer nor the agent makes any representation that such publicly available documents or any other publicly available information regarding the issuer of the CHWY Stock is accurate or complete.

Information as of market close on October 28, 2021:

Bloomberg Ticker Symbol:	CHWY
Exchange:	NYSE
Current Stock Price:	$72.63
52 Weeks Ago:	$72.01
52 Week High (on 2/12/2021):	$118.69
52 Week Low (on 11/10/2020):	$59.92
Current Dividend Yield:	N/A

The following table sets forth the published high and low closing prices of, as well as dividends on, the CHWY Stock for each quarter from June 14, 2019 through October 28, 2021. The closing price of the CHWY Stock on October 28, 2021 was $72.63. The CHWY Stock began trading on June 14, 2019 and therefore has limited historical performance. The associated graph shows the closing prices of the CHWY Stock for each day from June 14, 2019 through October 28, 2021. We obtained the information in the table and graph below from Bloomberg Financial Markets, without independent verification. The historical closing prices of the CHWY Stock may have been adjusted for stock splits and other corporate events. The historical performance of the CHWY Stock should not be taken as an indication of its future performance, and no assurance can be given as to the price of the CHWY Stock at any time, including on the determination date.

Class A Common Stock of Chewy, Inc. (CUSIP 16679L109)	High ($)	Low ($)	Dividends ($)
2019
Second Quarter (from June 14, 2019)	37.36	22.00	-
Third Quarter	34.43	24.58	-
Fourth Quarter	29.42	22.13	-
2020
First Quarter	38.00	22.77	-
Second Quarter	51.51	33.22	-
Third Quarter	70.10	45.96	-
Fourth Quarter	107.49	56.16	-
2021
First Quarter	118.69	76.33	-
Second Quarter	87.38	65.68	-
Third Quarter	95.70	67.71	-
Fourth Quarter (through October 28, 2021)	72.63	61.46	-

We make no representation as to the amount of dividends, if any, that Chewy, Inc. may pay in the future. In any event, as an investor in the Worst of Fixed Coupon RevCons, you will not be entitled to receive dividends, if any, that may be payable on the class A common stock of Chewy, Inc.

October 2021 Page 11

Morgan Stanley Finance LLC

Worst of Fixed Coupon RevConsSM due May 2, 2022

Payments on the RevCons Based on the Worst Performing of the Class A Common Stock of Chewy, Inc. and the Common Stock of Verizon Communications Inc.

Principal at Risk Securities

Class A Common Stock of Chewy, Inc. – Daily Closing Prices June 14, 2019* to October 28, 2021

* The CHWY Stock began trading on June 14, 2019 and therefore has limited historical performance.

This document relates only to the securities referenced hereby and does not relate to the CHWY Stock or other securities of Chewy, Inc. We have derived all disclosures contained in this document regarding Chewy, Inc. stock from the publicly available documents described above. In connection with the offering of the securities, neither we nor the agent has participated in the preparation of such documents or made any due diligence inquiry with respect to Chewy, Inc. Neither we nor the agent makes any representation that such publicly available documents or any other publicly available information regarding Chewy, Inc. is accurate or complete. Furthermore, we cannot give any assurance that all events occurring prior to the date hereof (including events that would affect the accuracy or completeness of the publicly available documents described above) that would affect the trading price of the CHWY Stock (and therefore the price of the CHWY Stock at the time we priced the securities) have been publicly disclosed. Subsequent disclosure of any such events or the disclosure of or failure to disclose material future events concerning Chewy, Inc. could affect the value received with respect to the securities and therefore the value of the securities.

Neither the issuer nor any of its affiliates makes any representation to you as to the performance of the CHWY Stock.

October 2021 Page 12

Morgan Stanley Finance LLC

Worst of Fixed Coupon RevConsSM due May 2, 2022

Payments on the RevCons Based on the Worst Performing of the Class A Common Stock of Chewy, Inc. and the Common Stock of Verizon Communications Inc.

Principal at Risk Securities

Verizon Communications Inc. Overview

Verizon Communications Inc. is a holding company that, acting through its subsidiaries, provides communications, information and entertainment products and services to consumers, businesses and government entities. The VZ Stock is registered under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Information provided to or filed with the Securities and Exchange Commission by Verizon Communications Inc. pursuant to the Exchange Act can be located by reference to the Securities and Exchange Commission file number 001-08606 through the Securities and Exchange Commission’s website at www.sec.gov. In addition, information regarding Verizon Communications Inc. may be obtained from other sources including, but not limited to, press releases, newspaper articles and other publicly disseminated documents. Neither the issuer nor the agent makes any representation that such publicly available documents or any other publicly available information regarding the issuer of the VZ Stock is accurate or complete.

Information as of market close on October 28, 2021:

Bloomberg Ticker Symbol:	VZ
Exchange:	NYSE
Current Stock Price:	$52.80
52 Weeks Ago:	$56.31
52 Week High (on 12/3/2020):	$61.74
52 Week Low (on 10/12/2021):	$51.33
Current Dividend Yield:	4.85%

The following table sets forth the published high and low closing prices of, as well as dividends on, the underlying stock for each quarter from January 1, 2018 through October 28, 2021.   The closing price of the VZ Stock on October 28, 2021 was $52.80. The associated graph shows the closing prices of the VZ Stock for each day from January 1, 2016 through October 28, 2021.  We obtained the information in the table and graph below from Bloomberg Financial Markets, without independent verification.  The historical closing prices of the VZ Stock may have been adjusted for stock splits and other corporate events. The historical performance of the underlying stock should not be taken as an indication of its future performance, and no assurance can be given as to the price of the VZ Stock at any time, including on the determination date.

Common Stock of Verizon Communications Inc. (CUSIP 92343V104)	High ($)	Low ($)	Dividends ($)
2018
First Quarter	54.72	46.29	0.59
Second Quarter	51.57	46.38	0.59
Third Quarter	54.97	50.42	0.59
Fourth Quarter	60.65	53.05	0.6025
2019
First Quarter	60.88	53.28	0.6025
Second Quarter	59.50	54.35	0.6025
Third Quarter	60.51	55.05	0.6025
Fourth Quarter	62.07	58.91	0.615
2020
First Quarter	61.05	49.94	0.615
Second Quarter	58.46	52.92	0.615
Third Quarter	60.61	53.94	0.615
Fourth Quarter	61.74	56.31	0.6275
2021
First Quarter	59.29	54.15	0.6275
Second Quarter	59.52	55.82	0.6275
Third Quarter	56.55	54.01	0.6275
Fourth Quarter (through October 28, 2021)	54.53	51.33	0.64

We make no representation as to the amount of dividends, if any, that Verizon Communications Inc. may pay in the future. In any event, as an investor in the Worst of Fixed Coupon RevCons, you will not be entitled to receive dividends, if any, that may be payable on the common stock of Verizon Communications Inc.

October 2021 Page 13

Morgan Stanley Finance LLC

Worst of Fixed Coupon RevConsSM due May 2, 2022

Payments on the RevCons Based on the Worst Performing of the Class A Common Stock of Chewy, Inc. and the Common Stock of Verizon Communications Inc.

Principal at Risk Securities

Common Stock of Verizon Communications Inc. – Daily Closing Prices January 1, 2016 to October 28, 2021

This document relates only to the securities referenced hereby and does not relate to the VZ Stock or other securities of Verizon Communications Inc. We have derived all disclosures contained in this document regarding Verizon Communications Inc. stock from the publicly available documents described above. In connection with the offering of the securities, neither we nor the agent has participated in the preparation of such documents or made any due diligence inquiry with respect to Verizon Communications Inc. Neither we nor the agent makes any representation that such publicly available documents or any other publicly available information regarding Verizon Communications Inc. is accurate or complete. Furthermore, we cannot give any assurance that all events occurring prior to the date hereof (including events that would affect the accuracy or completeness of the publicly available documents described above) that would affect the trading price of the VZ Stock (and therefore the price of the VZ Stock at the time we priced the securities) have been publicly disclosed. Subsequent disclosure of any such events or the disclosure of or failure to disclose material future events concerning Verizon Communications Inc. could affect the value received with respect to the securities and therefore the value of the securities.

Neither the issuer nor any of its affiliates makes any representation to you as to the performance of the VZ Stock.

October 2021 Page 14

Morgan Stanley Finance LLC

Worst of Fixed Coupon RevConsSM due May 2, 2022

Payments on the RevCons Based on the Worst Performing of the Class A Common Stock of Chewy, Inc. and the Common Stock of Verizon Communications Inc.

Principal at Risk Securities

Additional Terms of the Securities

Please read this information in conjunction with the summary terms on the front cover of this document.

Additional Terms:
If the terms described herein are inconsistent with those described in the accompanying product supplement or prospectus, the terms described herein shall control.
Day-count convention:	Interest will be computed on the basis of a 360-day year of twelve 30-day months.
Interest period:

The monthly period from and including the original issue date (in the case of the first interest period) or the previously scheduled coupon payment date, as applicable, to but excluding the following scheduled coupon payment date, with no adjustment for any postponement thereof.

Record date:

The record date for each coupon payment date shall be the date one business day prior to such scheduled coupon payment date; provided, however, that any monthly coupon payable at maturity shall be payable to the person to whom the payment at maturity shall be payable.

Underlying stock:	The accompanying product supplement refers to each underlying stock as the “underlying shares.”
Underlying stock issuer:

With respect to the CHWY Stock, Chewy, Inc.

With respect to the VZ Stock, Verizon Communications Inc.

The accompanying product supplement refers to each underlying stock issuer as the “underlying company.”

Downside threshold level:	The accompanying product supplement refers to the downside threshold level as the “trigger level.”
Postponement of maturity date:

If the scheduled determination date is not a trading day or if a market disruption event with respect to either underlying stock occurs on that day so that the determination date for either underlying stock is postponed and falls less than two business days prior to the scheduled maturity date, the maturity date of the securities will be postponed to the second business day following that determination date as postponed.

Postponement of coupon payment dates:	If a coupon payment date (including the maturity date) is postponed, no adjustment shall be made to any monthly coupon paid on that postponed date.
Antidilution adjustments:

The following replaces in its entirety the portion of the section entitled “Antidilution Adjustments” in the accompanying product supplement for reverse convertible securities from the start of paragraph 5 to the end of such section.

5. If, with respect to either underlying stock, (i) there occurs any reclassification or change of such underlying stock, including, without limitation, as a result of the issuance of any tracking stock by the underlying stock issuer for such underlying stock, (ii) such underlying stock issuer or any surviving entity or subsequent surviving entity of such underlying stock issuer (the “successor corporation”) has been subject to a merger, combination or consolidation and is not the surviving entity, (iii) any statutory exchange of securities of such underlying stock issuer or any successor corporation with another corporation occurs (other than pursuant to clause (ii) above), (iv) such underlying stock issuer is liquidated, (v) such underlying stock issuer issues to all of its shareholders equity securities of an issuer other than such underlying stock issuer (other than in a transaction described in clause (ii), (iii) or (iv) above) (a “spin-off event”) or (vi) a tender or exchange offer or going-private transaction is consummated for all the outstanding shares of such underlying stock (any such event in clauses (i) through (vi), a “reorganization event”), the method of determining the amount payable at maturity for each security will be as follows:

●Upon the determination date: You will receive for each security that you hold a payment at maturity equal to:

➢If the exchange property value on the determination date is greater than or equal to the respective downside threshold level, and the final share price of the other underlying stock (or exchange property value, as applicable) is also greater than its downside threshold level: (i) the stated principal amount plus (ii) the monthly coupon for the final monthly interest period.

➢If the exchange property value on the determination date is less than the respective downside threshold level, or if the final share price (or exchange property value, if applicable) of the other underlying stock is less than its downside threshold level: the monthly coupon for the final interest period plus:

➢If the worst performing underlying stock has not undergone a reorganization event as described in paragraph 5 above: (i) the stated principal amount multiplied by the (ii) share performance factor of the worst performing underlying stock.

➢If the worst performing underlying stock has undergone a reorganization event as described in paragraph 5 above: (i) the stated principal amount multiplied by (ii) the share performance factor of the worst performing underlying stock. For purposes of determining the share performance factor of the worst performing underlying stock, the final share price of such

October 2021 Page 15

Morgan Stanley Finance LLC

Worst of Fixed Coupon RevConsSM due May 2, 2022

Payments on the RevCons Based on the Worst Performing of the Class A Common Stock of Chewy, Inc. and the Common Stock of Verizon Communications Inc.

Principal at Risk Securities

worst performing underlying stock will be deemed to equal the per-share cash value, determined as of the determination date, of the securities, cash or any other assets distributed to holders of the worst performing underlying stock in or as a result of any such reorganization event, including (A) in the case of the issuance of tracking stock, the reclassified share of such worst performing underlying stock, (B) in the case of a spin-off event, the share of such worst performing underlying stock with respect to which the spun-off security was issued, and (C) in the case of any other reorganization event where such worst performing underlying stock continues to be held by the holders receiving such distribution, such worst performing underlying stock (collectively, the “exchange property”).

If exchange property includes a cash component, investors will not receive any interest accrued on such cash component. In the event exchange property consists of securities, those securities will, in turn, be subject to the antidilution adjustments set forth in paragraphs 1 through 5.

For purposes of determining whether or not the exchange property value is less than the downside threshold level, or for determining the worst performing underlying stock, “exchange property value” means (x) for any cash received in any reorganization event, the value, as determined by the calculation agent, as of the date of receipt, of such cash received for one share of such underlying stock, as adjusted by the adjustment factor at the time of such reorganization event, (y) for any property other than cash or securities received in any such reorganization event, the market value, as determined by the calculation agent in its sole discretion, as of the date of receipt, of such exchange property received for one share of such underlying stock, as adjusted by the adjustment factor at the time of such reorganization event and (z) for any security received in any such reorganization event, an amount equal to the closing price, as of the day on which the exchange property value is determined, per share of such security multiplied by the quantity of such security received for each share of such underlying stock, as adjusted by the adjustment factor at the time of such reorganization event.

For purposes of paragraph 5 above, in the case of a consummated tender or exchange offer or going-private transaction involving consideration of particular types, exchange property shall be deemed to include the amount of cash or other property delivered by the offeror in the tender or exchange offer (in an amount determined on the basis of the rate of exchange in such tender or exchange offer or going-private transaction). In the event of a tender or exchange offer or a going-private transaction with respect to exchange property in which an offeree may elect to receive cash or other property, exchange property shall be deemed to include the kind and amount of cash and other property received by offerees who elect to receive cash.

Following the occurrence of any reorganization event referred to in paragraph 5 above, all references in this offering document and in the related product supplement with respect to the securities to such “underlying stock” shall be deemed to refer to the exchange property and references to a “share” or “shares” of such underlying stock shall be deemed to refer to the applicable unit or units of such exchange property, unless the context otherwise requires.

No adjustment to an adjustment factor will be required unless such adjustment would require a change of at least 0.1% in the adjustment factor then in effect. The adjustment factor resulting from any of the adjustments specified above will be rounded to the nearest one hundred-thousandth, with five one-millionths rounded upward. Adjustments to an adjustment factor will be made up to the close of business on the determination date.

No adjustments to an adjustment factor or method of calculating the adjustment factor will be required other than those specified above. The adjustments specified above do not cover all events that could affect the final share price of an underlying stock, including, without limitation, a partial tender or exchange offer for an underlying stock.

The calculation agent shall be solely responsible for the determination and calculation of any adjustments to an adjustment factor or method of calculating an adjustment factor and of any related determinations and calculations with respect to any distributions of stock, other securities or other property or assets (including cash) in connection with any corporate event described in paragraphs 1 through 5 above, and its determinations and calculations with respect thereto shall be conclusive in the absence of manifest error.

The calculation agent will provide information as to any adjustments to an adjustment factor or to the method of calculating the amount payable at maturity of the securities made pursuant to paragraph 5 above upon written request by any investor in the securities.

Trustee:	The Bank of New York Mellon
Calculation agent:	MS & Co.
Issuer notices to registered security holders, the trustee and the depositary:

In the event that the maturity date is postponed due to postponement of the determination date, the issuer shall give notice of such postponement and, once it has been determined, of the date to which the maturity date has been rescheduled (i) to each registered holder of the securities by mailing notice of such postponement by first class mail, postage prepaid, to such registered holder’s last address as it shall appear upon the registry books, (ii) to the trustee by facsimile, confirmed by mailing such notice to the trustee by first class mail, postage prepaid, at its New York office and (iii) to The Depository Trust Company (the “depositary”) by telephone or facsimile confirmed by mailing such notice to the depositary by first class mail, postage prepaid. Any notice that is mailed to a registered holder of the securities in the manner herein

October 2021 Page 16

Morgan Stanley Finance LLC

Worst of Fixed Coupon RevConsSM due May 2, 2022

Payments on the RevCons Based on the Worst Performing of the Class A Common Stock of Chewy, Inc. and the Common Stock of Verizon Communications Inc.

Principal at Risk Securities

provided shall be conclusively presumed to have been duly given to such registered holder, whether or not such registered holder receives the notice. The issuer shall give such notice as promptly as possible, and in no case later than (i) with respect to notice of postponement of the maturity date, the business day immediately preceding the scheduled maturity date, and (ii) with respect to notice of the date to which the maturity date has been rescheduled, the business day immediately following the determination date as postponed.

The issuer shall, or shall cause the calculation agent to, (i) provide written notice to the trustee, on which notice the trustee may conclusively rely, and to the depositary of the amount of cash to be delivered as monthly coupon with respect to each security on or prior to 10:30 a.m. (New York City time) on the business day preceding each coupon payment date, and (ii) deliver the aggregate cash amount due with respect to the monthly coupon to the trustee for delivery to the depositary, as holder of the securities, on the applicable coupon payment date.

The issuer shall, or shall cause the calculation agent to, (i) provide written notice to the trustee, on which notice the trustee may conclusively rely, and to the depositary of the amount of cash to be delivered with respect to each stated principal amount of the securities, on or prior to 10:30 a.m. (New York City time) on the business day preceding the maturity date, and (ii) deliver the aggregate cash amount due with respect to the securities to the trustee for delivery to the depositary, as holder of the securities, on the maturity date.

October 2021 Page 17

Morgan Stanley Finance LLC

Worst of Fixed Coupon RevConsSM due May 2, 2022

Payments on the RevCons Based on the Worst Performing of the Class A Common Stock of Chewy, Inc. and the Common Stock of Verizon Communications Inc.

Principal at Risk Securities

Additional Information About the Securities

Additional Information:
Listing:	The securities will not be listed on any securities exchange.
Minimum ticketing size:	$1,000 / 1 security
Tax considerations:

Prospective investors should note that the discussion under the section called “United States Federal Taxation” in the accompanying product supplement does not apply to the securities issued under this document and is superseded by the following discussion.

The following is a general discussion of the material U.S. federal income tax consequences and certain estate tax consequences of ownership and disposition of the securities. This discussion applies only to initial investors in the securities who:

•purchase the securities at their “issue price,” which will equal the first price at which a substantial amount of the securities is sold to the public (not including bond houses, brokers, or similar persons or organizations acting in the capacity of underwriters, placement agents or wholesalers); and

•hold the securities as capital assets within the meaning of Section 1221 of the Internal Revenue Code of 1986, as amended (the “Code”).

This discussion does not describe all of the tax consequences that may be relevant to a holder in light of the holder’s particular circumstances or to holders subject to special rules, such as:

•certain financial institutions;

•insurance companies;

•certain dealers and traders in securities or commodities;

•investors holding the securities as part of a “straddle,” wash sale, conversion transaction, integrated transaction or constructive sale transaction;

•U.S. Holders (as defined below) whose functional currency is not the U.S. dollar;

•partnerships or other entities classified as partnerships for U.S. federal income tax purposes;

•regulated investment companies;

•real estate investment trusts; or

•tax-exempt entities, including “individual retirement accounts” or “Roth IRAs” as defined in Section 408 or 408A of the Code, respectively.

If an entity that is classified as a partnership for U.S. federal income tax purposes holds the securities, the U.S. federal income tax treatment of a partner will generally depend on the status of the partner and the activities of the partnership. If you are a partnership holding the securities or a partner in such a partnership, you should consult your tax adviser as to the particular U.S. federal tax consequences of holding and disposing of the securities to you.

As the law applicable to the U.S. federal income taxation of instruments such as the securities is technical and complex, the discussion below necessarily represents only a general summary. The effect of any applicable state, local or non-U.S. tax laws is not discussed, nor are any alternative minimum tax consequences or consequences resulting from the Medicare tax on investment income. Moreover, the discussion below does not address the consequences to taxpayers subject to special tax accounting rules under Section 451(b) of the Code.

This discussion is based on the Code, administrative pronouncements, judicial decisions and final, temporary and proposed Treasury regulations, all as of the date hereof, changes to any of which subsequent to the date hereof may affect the tax consequences described herein. Persons considering the purchase of the securities should consult their tax advisers with regard to the application of the U.S. federal income tax laws to their particular situations as well as any tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

General

Due to the lack of any controlling legal authority, there is substantial uncertainty regarding the U.S. federal income tax consequences of an investment in the securities. We intend to treat a security, under current law,

October 2021 Page 18

Morgan Stanley Finance LLC

Worst of Fixed Coupon RevConsSM due May 2, 2022

Payments on the RevCons Based on the Worst Performing of the Class A Common Stock of Chewy, Inc. and the Common Stock of Verizon Communications Inc.

Principal at Risk Securities

for U.S. federal income tax purposes, as a unit consisting of the following:

(i)  a put right (the “Put Right”) written by you to us that, if exercised, requires you to pay us an amount equal to the Deposit (as defined below) in exchange for a cash amount based on the performance of the worst performing underlying stock; and

(ii)  a deposit with us of a fixed amount of cash, equal to the issue price, to secure your obligation under the Put Right (the “Deposit”) that pays interest based on our cost of borrowing at the time of issuance (the “Yield on the Deposit”).

Based on the treatment set forth above, we have determined that the Yield on the Deposit is 0.2273% per annum, paid monthly, and that the remaining portion of the coupon payments on the securities is attributable to the premium on the Put Right (the “Put Premium”) as set forth below:

Underlying Stocks

Coupon Rate

Yield on the Deposit

Put Premium

CHWY

VZ

4.25% p.a.

0.2273% p.a.

4.0227% p.a.

We will allocate 100% of the issue price of the securities to the Deposit and none to the Put Right. Our allocation of the issue price between the Put Right and the Deposit will be binding on you, unless you timely and explicitly disclose to the Internal Revenue Service (the “IRS”) that your allocation is different from ours. This allocation is not, however, binding on the IRS or a court.

No statutory, judicial or administrative authority directly addresses the treatment of the securities or instruments similar to the securities for U.S. federal income tax purposes, and no ruling is being requested from the IRS with respect to the securities. Significant aspects of the U.S. federal income tax consequences of an investment in the securities are uncertain, and no assurance can be given that the IRS or a court will agree with the tax treatment described herein. In the opinion of our counsel, Davis Polk & Wardwell LLP, the treatment of the securities described above is reasonable under current law; however, our counsel has advised us that it is unable to conclude affirmatively that this treatment is more likely than not to be upheld, and that alternative treatments are possible. Accordingly, you should consult your tax adviser regarding the U.S. federal income tax consequences of an investment in the securities (including alternative treatments of the securities). Unless otherwise stated, the following discussion is based on the treatment and the allocation described above.

Tax Consequences to U.S. Holders

This section applies to you only if you are a U.S. Holder. As used herein, the term “U.S. Holder” means a beneficial owner of a security that is, for U.S. federal income tax purposes:

•a citizen or individual resident of the United States;

•a corporation, or other entity taxable as a corporation, created or organized in or under the laws of the United States, any state thereof or the District of Columbia; or

•an estate or trust the income of which is subject to U.S. federal income taxation regardless of its source.

Tax Treatment of the Securities

Assuming the treatment of the securities and allocation of the issue price as set forth above are respected, the following U.S. federal income tax consequences should result.

Coupon Payments on the Securities. Under the characterization described above under “—General,” only a portion of the coupon payments on the securities will be attributable to the Yield on the Deposit. The remainder of the coupon payments will represent payments attributable to the Put Premium. The Deposit will be treated as a “short-term obligation” for U.S. federal income tax purposes. Accordingly, to the extent attributable to the Yield on the Deposit, coupon payments on the securities will generally be taxable to a U.S. Holder as ordinary interest income. A U.S. Holder who is a cash-method taxpayer will not be required to include the Yield on the Deposit currently in income for U.S. federal income tax purposes prior to receipt of such amounts unless the holder elects to do so. A U.S. Holder who is a cash-method taxpayer and does not make such election should include the Yield on the Deposit as income upon receipt. An accrual-method U.S. Holder will be required to include the Yield on the Deposit in income as it accrues on a straight-line basis, unless the holder makes an election to accrue the Yield on the Deposit according to a constant yield method

October 2021 Page 19

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Payments on the RevCons Based on the Worst Performing of the Class A Common Stock of Chewy, Inc. and the Common Stock of Verizon Communications Inc.

Principal at Risk Securities

based on daily compounding.

Additionally, a cash-method U.S. Holder who does not elect to accrue the Yield on the Deposit will be required to defer deductions for interest paid on indebtedness incurred to purchase or carry the securities until the Yield on the Deposit is included in income. The amount of deductions required to be deferred should not exceed the amount of the Yield on the Deposit the U.S. Holder would have taken into income under an election to accrue such amounts.

The Put Premium will not be taxable to a U.S. Holder upon receipt but will be accounted for as described below.

Tax Basis. Based on our determination set forth above, the U.S. Holder’s initial tax basis in the Deposit will be 100% of the issue price. The determination of gain or loss with respect to the Put Right is described below.

Receipt of Stated Principal Amount in Cash upon Settlement of the Securities. If a U.S. Holder receives the stated principal amount of a security in cash (excluding cash attributable to coupon payments on the security, which would be taxed as described above under “—Coupon Payments on the Securities”), the Put Right will be deemed to have expired unexercised. In such case, the U.S. Holder will not recognize any gain upon the return of the Deposit, but will recognize the total amount of Put Premium received by the U.S. Holder over the term of the securities (including Put Premium received upon settlement) as short-term capital gain at such time.

Receipt of a Cash Amount Based on the Performance of the Worst Performing Underlying Stock upon Maturity of the Securities. If a U.S. Holder receives an amount of cash (excluding cash attributable to coupon payments on the securities, which would be taxed as described above under “—Coupon Payments on the Securities”) that is less than the stated principal amount of the securities, the Put Right will be deemed to have been exercised and the U.S. Holder will be deemed to have applied the Deposit toward the cash settlement of the Put Right. In such case, the U.S. Holder will not recognize any gain or loss in respect of the Deposit, but will recognize short-term capital gain or loss in an amount equal to the difference between (i) the amount of cash received by the U.S. Holder at maturity (excluding cash attributable to coupon payments on the securities), plus the total Put Premium received by the U.S. Holder over the term of the securities (including the Put Premium received at maturity) and (ii) the Deposit.

Sale or Exchange of the Securities Prior to Settlement. For the purpose of determining gain or loss on the Deposit and the Put Right upon sale or exchange of the securities prior to maturity, a U.S. Holder should apportion the amount realized between the Deposit and the Put Right based on their respective values on the date of such sale or exchange. The amount of gain or loss on the Deposit will equal the amount realized that is attributable to the Deposit, less the U.S. Holder’s adjusted tax basis in the Deposit. Such gain will be treated as ordinary interest income to the extent of any accrued but unpaid Yield on the Deposit not previously included in income, and any remaining gain will be treated as short-term capital gain. Loss on the Deposit will be treated as short-term capital loss. The amount realized that is attributable to the Put Right, together with the total Put Premium received by the U.S. Holder over the term of the security, will be treated as short-term capital gain.

If the value of the Deposit on the date of such sale or exchange exceeds the total amount realized on the sale or exchange of the security, the U.S. Holder will be treated as having (i) sold or exchanged the Deposit for an amount equal to its value on that date and (ii) made a payment (the “Put Right Assumption Payment”) to the purchaser of the security equal to the amount of such excess, in exchange for the purchaser’s assumption of the U.S. Holder’s rights and obligations under the Put Right. In such a case, the U.S. Holder will recognize short-term capital gain or loss in respect of the Put Right in an amount equal to the total Put Premium received by the U.S. Holder over the term of the security, less the amount of the Put Right Assumption Payment deemed to be made by the U.S. Holder.

Possible Alternative Tax Treatments of an Investment in the Securities

Due to the absence of authorities that directly address the proper characterization of the securities, no assurance can be given that the IRS will accept, or that a court will uphold, the treatment described above. If the IRS were successful in asserting an alternative treatment, the timing and/or character of income, gain or loss with respect to the securities would be materially and adversely affected.

Under one alternative characterization, the IRS could seek to treat a security as a unit consisting of a deposit and a “notional principal contract” instead of an option. In that event, because there are no currently effective regulations that comprehensively address the treatment of income and deductions on a notional principal contract providing for contingent payments, the timing and character of income and deductions on the notional principal contract would be unclear. A U.S. Holder would likely be required to recognize income during the term of the securities with respect to the notional principal contract, in an amount that could differ from the portion of the coupon payments that is attributable to the notional principal contract. In addition, any

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income or loss recognized by a U.S. Holder at maturity of the securities would likely be ordinary income or loss (which, in the case of loss, might be treated as a non-deductible “miscellaneous itemized deduction”).

Alternatively, there is a substantial risk that the IRS could assert that a security is a short-term debt instrument, with the result that the timing and character of income or loss on the securities might differ from the tax treatment described above (including that the entire amount of each coupon payment on the securities would be required to be included in income by a U.S. Holder at the time received or accrued). The risk that financial instruments providing for buffers, triggers or similar downside protection features, such as the securities, would be recharacterized as debt is greater than the risk of recharacterization for comparable financial instruments that do not have such features.

Other alternative U.S. federal income tax characterizations or treatments of the securities are also possible, which if applied could significantly affect the timing and character of income or loss with respect to the securities. It is possible, for example, that a security could be treated as constituting an “open transaction” with the result that the coupon payments on the securities might not be accounted for separately as giving rise to income to U.S. Holders until the sale, exchange or settlement of the securities. Alternatively, the entire amount of each coupon payment on the securities could be required to be included in income by a U.S. Holder at the time received or accrued. Accordingly, prospective purchasers should consult their tax advisers regarding the U.S. federal income tax consequences of an investment in the securities.

In 2007, the U.S. Treasury Department and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments. While it is not clear whether the securities would be viewed as similar to the prepaid forward contracts described in the notice, it is possible that any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the securities, possibly with retroactive effect. The notice focuses on a number of issues, the most relevant of which for U.S. Holders of the securities is the character and timing of income or loss realized with respect to these instruments (including whether the Put Premium might be required to be included currently as ordinary income). Accordingly, prospective investors should consult their tax advisers regarding all aspects of the U.S. federal income tax consequences of an investment in the securities, including the possible implications of this notice.

Backup Withholding and Information Reporting

Backup withholding may apply in respect of payments on the securities and the payment of proceeds from a sale, exchange or other disposition of the securities, unless a U.S. Holder provides proof of an applicable exemption or a correct taxpayer identification number, and otherwise complies with applicable requirements of the backup withholding rules. The amounts withheld under the backup withholding rules are not an additional tax and may be refunded, or credited against the U.S. Holder’s U.S. federal income tax liability, provided that the required information is timely furnished to the IRS. In addition, information returns will be filed with the IRS in connection with payments on the securities and the payment of proceeds from a sale, exchange or other disposition of the securities, unless the U.S. Holder provides proof of an applicable exemption from the information reporting rules.

Tax Consequences to Non-U.S. Holders

This section applies to you only if you are a Non-U.S. Holder. As used herein, the term “Non-U.S. Holder” means a beneficial owner of a security that is, for U.S. federal income tax purposes:

•an individual who is classified as a nonresident alien;

•a foreign corporation; or

•a foreign trust or estate.

The term “Non-U.S. Holder” does not include any of the following holders:

•a holder who is an individual present in the United States for 183 days or more in the taxable year of disposition and who is not otherwise a resident of the United States for U.S. federal income tax purposes;

•certain former citizens or residents of the United States; or

•a holder for whom income or gain in respect of the securities is effectively connected with the conduct of a trade or business in the United States.

Such holders should consult their tax advisers regarding the U.S. federal income tax consequences of an investment in the securities.

General

Assuming the treatment of the securities as set forth above is respected and subject to the discussions below

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regarding the potential application of Section 871(m) of the Code and FATCA, payments with respect to a security, and gain realized on the sale, exchange or other disposition of such security, should not be subject to U.S. federal income or withholding tax under current law, provided that:

•the Non-U.S. Holder does not own, directly or by attribution, ten percent or more of the total combined voting power of all classes of our stock entitled to vote;

•the Non-U.S. Holder is not a controlled foreign corporation related, directly or indirectly, to us through stock ownership;

•the Non-U.S. Holder is not a bank receiving interest under Section 881(c)(3)(A) of the Code; and

•the certification requirement described below has been fulfilled with respect to the beneficial owner.

Certification Requirement. The certification requirement referred to in the preceding paragraph will be fulfilled if the beneficial owner of a security (or a financial institution holding a security on behalf of the beneficial owner) furnishes to the applicable withholding agent an IRS Form W-8BEN (or other appropriate form), on which the beneficial owner certifies under penalties of perjury that it is not a U.S. person.

Possible Alternative Tax Treatments of an Investment in the Securities

As described above under “—Tax Consequences to U.S. Holders—Possible Alternative Tax Treatments of an Investment in the Securities,” the IRS may seek to apply a different characterization and tax treatment from the treatment described herein. While the U.S. federal income and withholding tax consequences to a Non-U.S. Holder of ownership and disposition of a security under current law should generally be the same as those described immediately above, it is possible that a Non-U.S. Holder could be subject to withholding tax under certain recharacterizations of the securities.

Moreover, among the issues addressed in the IRS notice described in “—Tax Consequences to U.S. Holders” is the degree, if any, to which income realized by Non-U.S. Holders should be subject to withholding tax. It is possible that any Treasury regulations or other guidance issued after consideration of this issue could materially and adversely affect the withholding tax consequences of ownership and disposition of the securities, possibly with retroactive effect. Accordingly, prospective investors should consult their tax advisers regarding all aspects of the U.S. federal income tax consequences of an investment in the securities, including the possible implications of the notice discussed above. Prospective investors should note that we currently do not intend to withhold on any of the payments made with respect to the securities to Non-U.S. Holders (subject to compliance by such holders with the certification requirement described above and to the discussion below regarding FATCA). However, in the event of a change of law or any formal or informal guidance by the IRS, the U.S. Treasury Department or Congress, we (or any financial intermediary) may decide to withhold on payments made with respect to the securities to Non-U.S. Holders and we will not be required to pay any additional amounts with respect to amounts withheld.

Section 871(m) Withholding Tax on Dividend Equivalents

Section 871(m) of the Code and Treasury regulations promulgated thereunder (“Section 871(m)”) generally impose a 30% (or a lower applicable treaty rate) withholding tax on dividend equivalents paid or deemed paid to Non-U.S. Holders with respect to certain financial instruments linked to U.S. equities or indices that include U.S. equities (each, an “Underlying Security”). Subject to certain exceptions, Section 871(m) generally applies to securities that substantially replicate the economic performance of one or more Underlying Securities, as determined based on tests set forth in the applicable Treasury regulations (a “Specified Security”). However, pursuant to an IRS notice, Section 871(m) will not apply to securities issued before January 1, 2023 that do not have a delta of one with respect to any Underlying Security. Based on our determination that the securities do not have a delta of one with respect to any Underlying Security, our counsel is of the opinion that the securities should not be Specified Securities and, therefore, should not be subject to Section 871(m).

Our determination is not binding on the IRS, and the IRS may disagree with this determination. Section 871(m) is complex and its application may depend on your particular circumstances, including whether you enter into other transactions with respect to an Underlying Security. If Section 871(m) withholding is required, we will not be required to pay any additional amounts with respect to the amounts so withheld. You should consult your tax adviser regarding the potential application of Section 871(m) to the securities.

U.S. Federal Estate Tax

Individual Non-U.S. Holders and entities the property of which is potentially includible in such an individual’s gross estate for U.S. federal estate tax purposes (for example, a trust funded by such an individual and with respect to which the individual has retained certain interests or powers), should note that, absent an

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applicable treaty exemption, the securities may be treated as U.S. situs property subject to U.S. federal estate tax. Prospective investors that are non-U.S. individuals, or are entities of the type described above, should consult their tax advisers regarding the U.S. federal estate tax consequences of an investment in the securities.

Backup Withholding and Information Reporting

Information returns will be filed with the IRS in connection with any coupon payment and may be filed with the IRS in connection with the payment at maturity on the securities and the payment of proceeds from a sale, exchange or other disposition of the securities. A Non-U.S. Holder may be subject to backup withholding in respect of amounts paid to the Non-U.S. Holder, unless such Non-U.S. Holder complies with certification procedures to establish that it is not a U.S. person for U.S. federal income tax purposes or otherwise establishes an exemption. Compliance with the certification procedures described under “—General—Certification Requirement” will satisfy the certification requirements necessary to avoid backup withholding as well. The amount of any backup withholding from a payment to a Non-U.S. Holder will be allowed as a credit against the Non-U.S. Holder’s U.S. federal income tax liability and may entitle the Non-U.S. Holder to a refund, provided that the required information is timely furnished to the IRS.

FATCA

Legislation commonly referred to as “FATCA” generally imposes a withholding tax of 30% on payments to certain non-U.S. entities (including financial intermediaries) with respect to certain financial instruments, unless various U.S. information reporting and due diligence requirements have been satisfied. An intergovernmental agreement between the United States and the non-U.S. entity’s jurisdiction may modify these requirements. FATCA generally applies to certain financial instruments that are treated as paying U.S.-source interest or other U.S.-source “fixed or determinable annual or periodical” income (“FDAP income”). Withholding (if applicable) applies to payments of U.S.-source FDAP income and to payments of gross proceeds of the disposition (including upon retirement) of certain financial instruments treated as providing for U.S.-source interest or dividends. Under proposed regulations (the preamble to which specifies that taxpayers are permitted to rely on them pending finalization), no withholding will apply on payments of gross proceeds (other than amounts treated as interest or other FDAP income). While the treatment of the securities is unclear, you should assume that the yield on the Deposit will be subject to the FATCA rules. It is also possible in light of this uncertainty that an applicable withholding agent will treat the entire amount of the coupon payments as being subject to the FATCA rules. If withholding applies to the securities, we will not be required to pay any additional amounts with respect to amounts withheld. Both U.S. and Non-U.S. Holders should consult their tax advisers regarding the potential application of FATCA to the securities.

The discussion in the preceding paragraphs, insofar as it purports to describe provisions of U.S. federal income tax laws or legal conclusions with respect thereto, constitutes the full opinion of Davis Polk & Wardwell LLP regarding the material U.S. federal tax consequences of an investment in the securities.

Use of proceeds and hedging:

The proceeds from the sale of the securities will be used by us for general corporate purposes. We will receive, in aggregate, $1,000 per security issued, because, when we enter into hedging transactions in order to meet our obligations under the securities, our hedging counterparty will reimburse the cost of the agent’s commissions. The costs of the securities borne by you and described on page 3 above comprise the agent’s commissions and the cost of issuing, structuring and hedging the securities.

On or prior to October 27, 2021, we expect to hedge our anticipated exposure in connection with the securities by entering into hedging transactions with our affiliates and/or third-party dealers. We expect our hedging counterparties to take positions in the underlying stocks, in futures and/or options contracts on the underlying stocks, or positions in any other available securities or instruments that they may wish to use in connection with such hedging. Such purchase activity could increase the initial share price of either underlying stock, and, as a result, could potentially increase the downside threshold level for such underlying stock, which is the price at or above which the underlying stock must close on the determination date in order for you to avoid being exposed to the negative price performance of the worst performing underlying stock at maturity (depending also on the performance of the other underlying stock). In addition, through our affiliates, we are likely to modify our hedge position throughout the term of the securities, including on the determination date, by purchasing and selling the underlying stocks, options contracts relating to the underlying stocks or any other available securities or instruments that we may wish to use in connection with such hedging activities. These entities may be unwinding or adjusting hedge positions during the term of the securities, and the hedging strategy may involve greater and more frequent dynamic adjustments to the hedge as the determination date approaches. We cannot give any assurance that our hedging activities will not affect the value of either underlying stock, and, therefore, adversely affect the value of the securities or the payment you will receive at maturity, if any.

Additional considerations:

Client accounts over which Morgan Stanley, Morgan Stanley Wealth Management or any of their respective subsidiaries have investment discretion are not permitted to purchase the securities, either directly or

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indirectly.
Supplemental information regarding plan of distribution; conflicts of interest:

MS & Co. expects to sell all of the securities that it purchases from us to an unaffiliated dealer at a price of $998 per security, for further sale to certain fee-based advisory accounts at the price to public of $1,000 per security. MS & Co. will not receive a sales commission with respect to the securities.

MS & Co. is an affiliate of MSFL and a wholly owned subsidiary of Morgan Stanley, and it and other affiliates of ours expect to make a profit by selling, structuring and, when applicable, hedging the securities.

MS & Co. will conduct this offering in compliance with the requirements of FINRA Rule 5121 of the Financial Industry Regulatory Authority, Inc., which is commonly referred to as FINRA, regarding a FINRA member firm’s distribution of the securities of an affiliate and related conflicts of interest. MS & Co. or any of our other affiliates may not make sales in this offering to any discretionary account. See “Plan of Distribution (Conflicts of Interest)” and “Use of Proceeds and Hedging” in the accompanying product supplement for reverse convertible securities.

Validity of the securities:

In the opinion of Davis Polk & Wardwell LLP, as special counsel to MSFL and Morgan Stanley, when the securities offered by this pricing supplement have been executed and issued by MSFL, authenticated by the trustee pursuant to the MSFL Senior Debt Indenture (as defined in the accompanying prospectus) and delivered against payment as contemplated herein, such securities will be valid and binding obligations of MSFL and the related guarantee will be a valid and binding obligation of Morgan Stanley, enforceable in accordance with their terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, concepts of reasonableness and equitable principles of general applicability (including, without limitation, concepts of good faith, fair dealing and the lack of bad faith), provided that such counsel expresses no opinion as to (i) the effect of fraudulent conveyance, fraudulent transfer or similar provision of applicable law on the conclusions expressed above and (ii) any provision of the MSFL Senior Debt Indenture that purports to avoid the effect of fraudulent conveyance, fraudulent transfer or similar provision of applicable law by limiting the amount of Morgan Stanley’s obligation under the related guarantee. This opinion is given as of the date hereof and is limited to the laws of the State of New York, the General Corporation Law of the State of Delaware and the Delaware Limited Liability Company Act. In addition, this opinion is subject to customary assumptions about the trustee’s authorization, execution and delivery of the MSFL Senior Debt Indenture and its authentication of the securities and the validity, binding nature and enforceability of the MSFL Senior Debt Indenture with respect to the trustee, all as stated in the letter of such counsel dated November 16, 2020, which is Exhibit 5-a to the Registration Statement on Form S-3 filed by Morgan Stanley on November 16, 2020.

Where you can find more information:

MSFL and Morgan Stanley have filed a registration statement (including a prospectus, as supplemented by the product supplement for reverse convertible securities) with the Securities and Exchange Commission, or SEC, for the offering to which this communication relates. You should read the prospectus in that registration statement, the product supplement for reverse convertible securities and any other documents relating to this offering that MSFL and Morgan Stanley have filed with the SEC for more complete information about MSFL, Morgan Stanley and this offering. You may get these documents without cost by visiting EDGAR on the SEC web site at www.sec.gov. Alternatively, MSFL, Morgan Stanley, any underwriter or any dealer participating in the offering will arrange to send you the prospectus and the product supplement for reverse convertible securities if you so request by calling toll-free 1-(800)-584-6837.

You may access these documents on the SEC web site at.www.sec.gov as follows:

Product Supplement for Reverse Convertible Securities dated November 16, 2020

Prospectus dated November 16, 2020

Terms used but not defined in this document are defined in the product supplement for reverse convertible securities or in the prospectus.

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